Filed pursuant to Rule 424(b)(3)
Registration No. 333-225676

PROSPECTUS SUPPLEMENT NO. 6

17,948,717 Common Shares

Auris Medical Holding AG

Common Shares

This Prospectus Supplement No. 6 (this “Prospectus Supplement”) amends and supplements our Prospectus dated July 12, 2018 (the “Prospectus”), which forms a part of our Registration Statement (our “Registration Statement”) on Form F-1 (Registration No. 333-225676). This Prospectus Supplement is being filed to amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in this Prospectus Supplement. The Prospectus and this Prospectus Supplement relate to the resale of up to 17,948,717 of our common shares issuable upon exercise of certain outstanding warrants.

This Prospectus Supplement includes information from our Current Report on Form 6-K, which was filed with the Securities and Exchange Commission on December 11, 2018.

This Prospectus Supplement should be read in conjunction with the Prospectus that was previously delivered, except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 11, 2018.

On December 11, 2018, Auris Medical Holding AG (the “Company” or “we”) entered into a purchase agreement (the “Purchase Agreement”) with FiveT Capital AG (“FTC”), pursuant to which FTC committed to subscribe for 1,700,000 of our common shares for an aggregate price of $707,200, subject to certain limitations and conditions set forth in the Purchase Agreement and pursuant to our effective shelf registration statement on Form F-3 (Registration No. 333-228121), filed with the Securities and Exchange Commission (the “SEC”) in accordance with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective on November 14, 2018 and the related prospectus supplement dated December 11, 2018.

The Purchase Agreement contains customary representations, warranties and agreements of the parties, indemnification rights of FTC and other obligations of the parties.